Exhibit 10.11

SALE

By:

The company known as

"FONCIERE PARIS SIIC"

In favour of:

The company known as

"ARC GLOBAL II RUEIL"

Of property located in RUEIL-MALMAISON

TABLE OF CONTENTS

1. DEFINITIONS		1

2. DESCRIPTION OF THE VENDOR		3

2.1	Identification of the Vendor	3
2.2	Powers	3
2.3	Capacity statements	3
2.4	Business Address	4

3. DESCRIPTION OF THE PURCHASER		4

3.1	Identification of the Purchaser	4
3.2	Powers	4
3.3	Capacity statements	5
3.4	Business Address	5

4. AGREEMENT		5

5. DESCRIPTION OF THE PROPERTY COMPLEX		6

5.1	Location and cadastral references of the site	6
5.2	Description of buildings	7

6. Relative effect		7

7. POSSESSORY TITLE		8

8. Price		8

8.1	Payment of the purchase price – Declaration of the origin of funds	8

FOR WHICH RECEIPT IS DULY GIVEN		9

8.2	Waiver of the Vendor's lien and rescissory action	11

9. TAX		12

9.1	Exemption from value added tax in relation to the transfer and no reversal of tax initially deducted	12
9.2	Transfer Regime	14
	9.2.1 With regard to VAT	14
	9.2.2 With regard to registration rights	14
	9.2.3 Tax calculation	14
9.3	Property capital gain	15

10. LAND REGISTRY - OTHER PUBLICATIONS		15

10.1	Land Registry	15
10.2	Single formality	15

10.3	Nomination of business address for land registry purposes – Powers for compliance with formalities	15
	10.3.1 Business address:	15
	10.3.2 Powers for compliance with formalities	16

11. CONTEXT OF THE TRANSACTION		17

11.1	Economics of the transaction	17
11.2	Substitution in the benefit of the Promise to Sell	18
11.3	Novation	19
11.4	Confidentiality	19
11.5	Costs	19
	11.5.1 Principles	19
	11.5.2 Intermediary fees	19
	11.5.3 Expenditure	20

12. USE OF THE PROPERTY COMPLEXES		20

12.1	Lease status	20
	12.1.1 Presentation of the lease status	20
	12.1.2 Guarantee deposits	21
	12.1.3 Pro rata of rents	21
	12.1.4 Charges – Adjustment	21
12.2	Contracts and utility contracts	22
12.3	Public access building	23
12.4	Construction insurance	23
	12.4.1 Contract	23
	12.4.2 Ongoing insured event	24

13. INFORMATION RELATING TO THE PROPERTY COMPLEXES		24

13.1	Urban planning	24
	13.1.1 Principle	24
	13.1.2 Particulars of documents obtained	24
	13.1.3 Mines and quarries	25
	13.1.4 Collective sanitation	25
	13.1.5 Urban pre-emptive right	26
13.2	Terms and conditions	26
	13.2.1 Quiet enjoyment	26
	13.2.2 Conditions of Sale	27
	13.2.3 Easements	29
13.3	Technical Surveys	29
	13.3.1 Technical survey file / General provisions	29
	13.3.2 Anti- lead poisoning / Fact finding of the risk of exposure to lead	30
	13.3.3 Conditions relating to the law on termites and other wood-eating insects / Report on the presence of termites	31
	13.3.4 Asbestos regulations	32
	13.3.5 Report on the interior gas installation	33
	13.3.6 Condition of the indoor electrical installation	33

	13.3.7 Natural, mining and technological hazards	33
	13.3.8 Energy efficiency survey	35
13.4	Mandatory environmental authorisations	35
	13.4.1 Regulation relating to Installations classified for environmental protection	35
	13.4.2 Legionnaires disease	39
13.5	Administrative authorisations – Work	39
	13.5.1 Administrative authorisations	40
	13.5.2 As-built record	42
13.6	Root of tile	43
	13.6.1 Immediate root of title	43
	13.6.2 Earlier root of title	43
	13.6.3 Submission of titles	43
13.7	Mortgage status	44
	13.7.1 Mortgage status report:	44
	13.7.2 Ancillary agreements on real rights that may encumber the Property Complex	44

14. FINANCIAL RELATIONS BETWEEN THE PARTIES		44

14.1	Pro rata of accounts	44
	14.1.1 Lease status	44
	14.1.2 Tax: annual tax on offices in the Ile-de-France region	45
	14.1.3 Receipt	45
14.2	Pro rata summary table	45
14.3	Origin of funds	46
14.4	Anti-money laundering	46
14.5	Foreign investments	46

15. MISCELLANEOUS PROVISIONS		47

15.1	Statutory information	47
15.2	Affidavit	47
15.3	Correspondence - Notifications	48
	15.3.1 Principle	48
	15.3.2 Time frames	48
	15.3.3 Governing LAW – JURISDICTION	48

THE YEAR TWO THOUSAND FIFTEEN

on the twenty-seventh of February

In PARIS (17th arrondissement), 72 avenue de Wagram, at the civil law notary's office named hereinafter,

Maître Laurent HOSANA, Notary in partnership of the professional partnership (Société Civile Professionnelle) known as "Bruno CASTERAN, Pierre CENAC & Laurent HOSANA, notaires associés", holder of a notarial permit in PARIS (17th arrondissement), at 72 avenue de Wagram,

With the participation of Maître Laurent CASSIGNARD, Notary in PARIS (7th arrondissement), at 1 rue de Monttessuy, assisting the VENDOR

Has recorded this deed at the request of the Parties identified hereunder.

This Deed is presented in two parts for the sole purposes of Land Registry, and the complete Deed constitutes, in all cases, a single and inseparable whole; whether provisions feature in one or other of the parts of this Deed shall have no bearing on their legal scope.

FIRST PART STANDARDISED MORTGAGE DOCUMENT

1.	DEFINITIONS

In the body of this Deed, certain terms carry specific definitions:

- "Purchaser" means the company known as ARC GLOBAL II RUEIL identified more fully in Clause 3.DESCRIPTION OF THE PURCHASER.

- "Deed of Sale" means the whole of the two parts of this deed.

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- "Schedule(s)" means the schedule or schedules hereto of which the numbering corresponds to the Clause numbers. The Parties acknowledge that their initials and signatures on the documents appended hereto are theirs, wishing that on said account they acquire the same authenticity as if they had appeared in full in the body of the Deed of Sale.

- "Clause" means any clause hereof.

- "Lease" means the lease and its addenda entered into in connection with the Property Complex and featuring in the Information Package described hereunder.

- "Property Complex" or "Property Complexes" means the Property.

- "Information Package" means all of the documents made available by the Vendor to the Purchaser and its advisers, of which the list is appended hereto in Clause 11.

- "Property" means the land, the buildings thereon, and any equipment deemed immovable, described in more detail in Clause 5 below, the whole of which forms the subject of this Sale.

- "Business Day(s)" means any day other than a Saturday, Sunday or public holiday, where the banks in Paris or in London (UK) are open for the whole day for bank transfer transactions such as those required by this Sale; it is specified that if any one of the obligations of the Parties must be fulfilled on a day that is not a Business Day, it must then be fulfilled on the next Business Day. If any one of the notices to be given hereunder must be [given] on a day that is not a Worked Day, said notice must then be given no later than the next Worked Day.

- "Tenant" means the current occupant of the Property Complex pursuant to the Lease.

- "Party" means the Vendor or the Purchaser and "Parties" means both the Vendor and the Purchaser.

- "First Part" means the standardised part of the Deed of Sale containing the information required by Land Registry and for the collection by the tax authorities of any taxes payable pursuant hereto.

- "Hereto" refers to the whole of the two parts of the Deed of Sale.

- "Second Part" means the non-standardised part of the Deed of Sale containing the information not required by Land Registry or for the collection by the tax authorities of any taxes payable pursuant hereto.

- "Escrow Agent" means

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- "Vendor" means the company known as FONCIERE PARIS SIIC identified in Clause 2.DESCRIPTION OF THE VENDOR.

- "Sale" means the subject agreement of this contract.

2.	DESCRIPTION OF THE VENDOR

2.1	Identification of the Vendor

The Company known as FONCIERE DE PARIS SIIC, Public Limited Company, the registered office of which is in PARIS 7TH DISTRICT (75007), at 43 rue Saint-Dominique, identified in SIREN under number 331250472 and registered in the Trade and Companies Register of PARIS.

2.2	Powers

The Vendor is represented by:

Mr Olivier RICHE acting himself as Managing Director of said Company,

Appointed to said position under the terms of a decision of the Supervisory Board of 20 November 2013, of which a certified true copy has been filed with Maître Laurent CASSIGNARD, Participating Notary, and having all powers for the purposes of this agreement pursuant to the articles of incorporation.

2.3	Capacity statements

The ex-officio representative of the Vendor declares and guarantees under its responsibility the following information without which the Purchaser would not have contracted:

-	the Vendor is a duly incorporated and validly existing French company, the description of which in this Deed is accurate and up to date,

-	the Vendor is not and has not been the subject of procedures related to the application of the provisions of Articles L. 611-1 et seq., L. 620-1 et seq., and L. 631-1 et seq. of the French Commercial Code, relating to safeguarding procedures, insolvency procedures and the nomination of an ad hoc agent, mediator, administrative receiver or liquidator pursuant to the provisions cited above,

-	the Vendor is not the subject of any request for rescission or dissolution,

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-	the Vendor and its representative have legal capacity and have obtained all approvals and authorisations from their corporate bodies and, where applicable, from the relevant tax authorities, and any other approvals or authorisations potentially necessary to enter into and perform their obligations under the Sale,

-	the signature and implementation of the Sale by the Vendor does not breach any agreement or important undertaking to which it is part, or any law, regulation, or administrative, court or arbitral decision enforceable against it and whose breach could have a negative impact or prevent the proper fulfilment of the undertakings arising from the Sale.

2.4	Business Address

For the performance hereof, the Vendor nominates its registered office.

3.	DESCRIPTION OF THE PURCHASER

3.1	Identification of the Purchaser

The company known as ARC GLOBAL II RUEIL, a non-trading partnership (société civile) with share capital of €1,000, the registered office of which is at 12, rue de la Chaussée d’Antin, 75009, identified under management No. 2014D05856, registered in the Trade and Companies Register of Paris and identified in SIREN under number 808 635 155.

3.2	Powers

The Purchaser is represented by:

Mr Jamal DUTHEIL, agent, professionally registered at 37-38 Margaret Street, LONDON W1G 0JF, UK,

Pursuant to the powers granted to him by Mr Graydon BUTLER, manager, acting under the terms of a delegation of powers dated 27 February 2015.

Having all powers for the purposes of this agreement pursuant to the deliberations of the company Shareholders' Meeting held on 27 February 2015.

Attached hereto are:

The original copy of the delegation of power dated 27 February 2015, and

A certified true copy of the minutes of the company’s deliberations of 27 February 2015.

(Schedule 1. – Powers of the Purchaser)

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3.3	Capacity statements

The ex-officio representative of the Purchaser declares and guarantees under its responsibility the following information without which the Vendor would not have contracted:

-	the Purchaser is a duly incorporated and validly existing French company, the description of which in this Deed is accurate and up to date,

-	the Purchaser is not and has not been the subject of measures related to the application of the provisions of Articles L. 611-1 et seq., L. 620-1 et seq. and L. 631-1 et seq. of the French Commercial Code, relating to safeguarding procedures, insolvency procedures and the nomination of an ad hoc agent, mediator, administrative receiver or liquidator pursuant to the provisions cited above,

-	the Purchaser is not the subject of any request for rescission or dissolution,

-	the Purchaser and its representative have legal capacity and have obtained all approvals and authorisations from their corporate bodies and, where applicable, from the relevant tax authorities, and any other approvals or authorisations potentially necessary to enter into and perform their obligations under the Sale, the signature and implementation of the Sale by the Purchaser does not breach any agreement or undertaking to which it is party, or any law, regulation, or administrative, court or arbitral decision enforceable against it and whose breach could have a negative impact or prevent the proper fulfilment of the undertakings arising from the Sale.

3.4	Business Address

For the performance hereof, the Purchaser nominates its registered office.

4.	AGREEMENT

The Vendor hereby sells to the Purchaser, who accepts, the Property Complex described below.

The Purchaser hereby accepts the Property Complex in the state described hereafter in Clause 11, and declares that it has seen and visited the Property Complex and had the opportunity to carry out any investigations.

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The Sale is concluded only under the charges, conditions and warranties hereby restrictively stated, a number of which are expanded upon in the Second Part.

It is specified, pursuant to the standardisation of the Deed of Sale in two parts, that no charge, condition, representation or warranty appearing in the Second Part shall incur property or land taxation.

5.	DESCRIPTION OF THE PROPERTY COMPLEX

5.1	Location and cadastral references of the site

In the municipality of RUEIL-MALMAISON (92500), at 246-250 route de l'Empereur, 13 avenue Otis Mygath, and 56 rue Henri Regnaud,

Land registry details:

Section	No.	Place	Surface
BK	286	"11 Avenue Othis Mygatt"	00ha 00a 18ca
BK	443	"Route de l'Empereur"	00ha 02a 17ca
BK	721	"Route de l'Empereur"	00ha 04a 17ca
BK	723	"Route de l'Empereur"	00ha 03a 75ca
BK	724	"248 Route de l'Empereur"	02ha 22a 02ca
BK	727	"Route de l'Empereur"	00ha 04a 68ca

Total: 2ha 36a 97ca

Divided as follows:

- plot section BK, plot number 368: section BK, numbers 720 and 721,

- plot section BK, plot number 370: section BK, numbers 722 and 723,

- plot section BK, plot number 372: section BK, numbers 724 and 725,

- plot section BK, plot number 468: section BK, numbers 726 and 727,

This division is the result of a digital DMPC (amending document of the land registry plot) number 4538P, prepared by RENFERT et VENANT expert surveyor firm in SAINT-DENIS (93200), registered at 14 rue Albert, verified and recorded by the land registry services on 6 January 2015.

A copy of this digital amending document of the land registry plot is appended hereto with a copy of the division plan.

(Schedule 2. – Copy of the DMPC and division plan)

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A copy of this digital amending document of the land registry plot shall also be attached to the "extrait cadastral modèle 1", issued by the land registry and to be filed for publication with the NANTERRE 1 Land Registry Office along with the original copy of the Sale.

It is hereby clarified that the Property Complexes were subject to a system of joint ownership pursuant to a division deed and condominium rules drawn up by Maître THIBIERGE, Notary in PARIS, on 8 March, and an amendment received by Maître THIBIERGE on 14 November 1973 published at the NANTERRE 1 Land Registry, 11 January 1974 volume 1220, issue 7.

Said division description and condominium rules were amended as follows:

- Following a deed received by Maître DAUBLON, Notary in PARIS, on 29 May 1981 published in the NANTERRE 1 Land Registry Office, on 20 July 1981 volume 5054 No. 2,

- Following a deed received by Maître DAUBLON, Notary in PARIS, on 29 May 1981 published in the NANTERRE 1 Land Registry Office, on 20 July and 31 August 1981 volume 5054 No. 4.

Under the terms of a deed received by Maître CASSIGNARD, on 26 November 2014, published in the NANTERRE 1 Land Registry, on 8 December 2014, volume 2014P No. 7563, it was decided to cancel the division description and condominium rules.

5.2	Description of buildings

The Property Complex comprises five main buildings from the ground floor to the fourth floor on a lower ground floor, connected by walkways,

It has 554 parking spaces distributed in the basement and on the surface.

The Property Complex exists with all its outbuildings and any rights that may be attached thereto, without exception or restriction, inclusive of all immovables.

6.	Relative effect

General meeting held on 20 November 2013 approving the merger treaty and the merger treaty dated 20 November 2013.

Said merger was completed subject to conditions precedent. The fulfilment of these conditions as well as the general meeting held on 20 November 2013 and the merger treaty have been the subject of a deposit deed received by Maître Victor de VERTHAMON on 17 March 2014.

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Said merger was the subject of an additional designation deed received by Maître CASSIGNARD on 26 November 2014, published at the Nanterre 1 Land Registry Office, 8 December 2014, volume 2014P, number 7561.

7.	POSSESSORY TITLE

The Purchaser is the owner of the Property Complex from this day.

He also, from this day, holds the title:

- to the collection of rents for the leased Property Complex under the conditions of the Second Part,

- to taking possession of the Property Complex free from any tenancy or occupancy.

8.	Price

The Sale is granted and accepted on the basis of the price of SIXTY-SIX MILLION EURO (EUR 66,000,000.00), to be paid by the following means.

8.1	Payment of the purchase price – Declaration of the origin of funds

A.	Payment of the purchase price

The above agreed price has been paid on this day in full by the Purchaser to the Vendor, namely:

- an amount equal to SIX MILLION SIX HUNDRED THOUSAND EURO (EUR 6,600,000.00) immediately by the release in favour of the Vendor of the sum corresponding to the deposit paid in advance by the Purchaser, from the accounts of the Participating Notary,

- an amount equal to FIFTY-NINE MILLION FOUR HUNDRED THOUSAND EURO (EUR 59,400,000.00), immediately from the accounts of the Undersigned and Participating Notaries.

B.	Declaration of the origin of funds

The Purchaser declares that this payment is made by the following means:

- an amount equal to ten million one hundred thousand Euros (EUR 10,100,000.00) from its personal funds;

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- an amount equal to fifty-five million nine hundred thousand Euros (EUR 55,900,000.00) using funds borrowed via the Facility (the "Facility"), granted to it by the company known as DEUTSCHE PFANDBRIEFBAND AG, a German company with share capital of €380,376,059.67, the registered office of which is located at Freisinger Strasse 5, UNTERSCHLEISSHEIM (85716) (Germany), where it is identified under number HRB 41054 in Trade Register B of the District Court of Munich (Germany), the French branch office of which is located at 11, rue Saint-Georges, Paris (75009) and is registered in the Trade and Companies Register of Paris under identification number 487 699 175 RCS Paris, (hereinafter the "Lender"), under the terms of a deed received by Maître Vincent AUDOIR, Notary in partnership in Paris (8th arrondissement) on 29 December 2014 and a deed received by Maître Frédéric MARTIN, Notary in partnership in Paris (8th arrondissement) on this day (hereinafter the "Credit Agreement"), comprising an acquisition sub-tranche of an amount in principal of thirty-five million nine hundred thousand Euros (EUR 35,900,000.00) (the "Acquisition Sub-Tranche") and an additional tranche of an amount in principal of twenty million Euros (€20,000,000.00) (the "Additional Tranche"), to partially finance the acquisition price of the PROPERTY by the Purchaser.

Under the terms of the Credit Agreement, the Purchaser, as borrower, is obliged to use the sums of thirty-five million nine hundred thousand Euros (EUR 35,900,000.00) and twenty million Euros (EUR 20,000,000.00) from the Facility to partially finance the purchase price of the PROPERTY, so that the Lender may benefit from the lender's lien in relation to the PROPERTY, as well as any constructions, extensions or improvements that may be made, and all immovables, without exception or restriction, in accordance with the provisions of Article 2374 of paragraph 2 of the French Civil Code.

The Vendor gives to the Purchaser final release and without restriction, the sum of sixty-six million Euros (EUR 66,000,000.00), the payment of which is detailed above.

FOR WHICH RECEIPT IS DULY GIVEN

C.	Lender's Lien

Following the provisions and declarations contained in the Credit Agreement referred to above and in the receipt that appears in this deed, both in notarised form, the Lender is vested by the law of lenders' lien provided for in Article 2374 paragraph 2 of the French Civil Code.

Such lender’s lien(s) shall be registered with the relevant land registry department in the following form:

1)	Under the Acquisition Sub-Tranche:

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AS SECURITY FOR

For the sum of thirty-five million nine hundred thousand euro, representing the principal	€35,900,000.00

Interest and fees of which the ranking is protected by law	Memorandum

Total amounts ancillary to the receivable, (including inter alia but without limitation): - (i) agreed fees, - (ii) increased interest payable on any late payment of sums owed, - (iii) indemnities and termination costs (all sums owed by way of indemnities, inter alia on Acceleration, damages and penalties, travel costs of the creditor, costs associated with the assignment of the receivable after acceleration, costs constituted by fees, recovery costs, procedural costs, indemnities payable in the event of an order being handed down…), - (iv) taxes payable in connection with sums owed, - (v) insurance premiums, - (vi) costs (costs of procuring a transfer of title, registration costs and registration renewal costs, enforcement and recovery costs…), at the rate of eight per cent (8%) of the principal amount, namely: two million eight hundred and seventy-two thousand Euros	€2,872,000.00

Total to be registered: THIRTY-EIGHT MILLION SEVEN HUNDRED AND SEVENTY-TWO THOUSAND EUROS	€38.772.000,00

For the sole purposes of the formalisation of this registration, it is hereby specified that the Interest Rate applicable to the Acquisition Sub-Tranche is on this day calculated at one point six four five per cent (1.645%) per annum.

This registration shall remain in force, in accordance with the provisions of Article 2434 of the French Civil code, until 27 February 2020 and shall not be superseded by any registration in favour of a third party.

2)	Under the Additional Tranche:

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AS SECURITY FOR:

The sum of twenty million Euros, representing the principal	€20,000,000.00

Interest and fees of which the ranking is protected by law	Memorandum

Total amounts ancillary to the receivable, (including inter alia but without limitation): - (i) agreed fees, - (ii) increased interest payable on any late payment of the sums owed, - (iii) indemnities and termination costs (all sums owed by way of indemnities, inter alia on Acceleration, damages and penalties, travel costs of the creditor, costs associated with the assignment of the receivable after acceleration, costs constituted by fees, recovery costs, procedural costs, indemnities payable in the event of an order being handed down…), - (iv) taxes payable in connection with sums owed, - (v) insurance premiums, - (vi) costs (costs of procuring a transfer of title, registration costs and registration renewal costs, enforcement and recovery costs…), at the rate of eight per cent (8%) of the principal amount, namely: one million six hundred thousand Euros	€1,600,000.00

Total to be registered: TWENTY-ONE MILLION SIX HUNDRED THOUSAND EUROS	€21.600.000,00

For the sole purposes of the formalisation of this registration, it is hereby specified that the Interest Rate applicable to the Additional Tranche is on this day calculated at seven point five four five per cent (7.545%) per annum.

This registration shall remain in force, in accordance with the provisions of Article 2434 of the French Civil code, until 27 February 2017 and shall not be superseded by any registration in favour of a third party.

8.2	Waiver of the Vendor's lien and rescissory action

Following payment of the above price, the Vendor declares the waiver of all lien and rescissory action rights over the Property Complexes.

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9.	TAX

9.1	Exemption from value added tax in relation to the transfer and no reversal of tax initially deducted

The Parties declare that this transfer is governed by the provisions of Article 257 bis of the French General Tax Code, which provides for the fact that the supply of goods and services are exempt from Value Added Tax (hereinafter referred to as "VAT") provided that they are provided by VAT tax payers at the time of full or partial transfer of the goods.

Based on the provisions set out in the BOFIP under the reference BOI – TVA – CHAMP – 10-10-50-10-20121001 and in particular an advance ruling (rescrit) number 2006/34 published on 12 September 2006, “the tax exemption applies to assignments of properties attached to a real property leasing activity with take-over or re-negotiation of leases in progress between two lessors who owe VAT for said activity insofar as said assignments come within the scope of a logic of transfer of undertaking or of restructuring carried out in favour of a person who intends operating the general [assets] transferred.”

In addition, under the terms of a second tax rescrit number 2006/58 published on 26 December 2006, also set out in BOFIP under reference BOI-TVA-CHAMP-10-10-50-10-20121001, it is specified that: “the assignment of a property posted under the fixed assets of an undertaking which had assigned it for the implementation of a real property leasing activity, with take-over, with or without negotiation, of the lease(s) in progress, must be considered to have taken effect in the scope of the general transfer of assets as in said case, the transfer in question comes within the scope of a logic of transfer of undertaking.”

In this regard:

The Vendor declares and guarantees:

•   that the Property Complexes are registered under fixed assets on its balance sheet;

•   that the Property Complexes are for leasing and have never ceased to be assigned to a leasing activity;

•   that it has opted for VAT on rents collected and that it operates the Real Property Assets and Rights in accordance with Article 260-2° of the French General Tax Code, appended hereto after reference.

(Schedule 3. - Vendor VAT Option)

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The Purchaser:

•   undertakes to register the Property Complexes under fixed assets on its balance sheet,

•   undertakes to take over and continue the leasing activity that the Vendor currently carries on;

•   undertakes to opt for VAT on the rents generated by the Property Complexes in accordance with the provisions of Article 260-2° of the French General Tax Code,

•   represents that it is not purchasing the Property Complexes, on today's date, with the intention of re-selling them,

•   represents that it has been fully informed that under the provisions of the aforementioned Article 257 bis, it is deemed the successor of the Vendor and shall thus be liable, where applicable, for making the adjustments that may become due and payable after the Sale and which would have been incumbent on the Vendor if the latter had continued to operate the Property Complexes.

As a consequence of the aforementioned representations and undertakings, the transfer shall be fungible with a general transfer of assets as provided for under the provisions of Article 257 bis of the French General Tax Code relating to VAT.

The Vendor shall thus not be required to repay to the Tax Authorities a fraction of the VAT actually deducted during the period of use of the Property Complexes, as provided for under the provisions of Article 207 in schedule II of the French General Tax Code. The Purchaser shall thus not repay the amount of said VAT to the Vendor.

The Vendor has on this day provided to the Purchaser, who acknowledges such, a statement of VAT deductions performed in relation to the Property Complex, so as to allow the Purchaser to carry out, where required, the VAT adjustments described in Article 257 bis of the aforementioned French General Tax Code.

The Parties shall cite on their respective revenues tax return (CA3) the amount of the assignment covered by the tax exemption and the adjustment provided for in the aforementioned Article 257 bis on the line “other non-taxable transactions”

In the event the authorities call this adjustment payment exemption in question, such that the Vendor is obligated to pay back the amount of the VAT to be paid to the tax authorities, the Purchaser undertakes to pay to it said amount against delivery of the attestation provided for in Article 207 in schedule II of the Tax Code which transfers the rights to the deductibility of said amount to it. The Vendor shall thus bear alone the expenses following said adjustment payment.

It is also specified that in the event the tax authorities call the Purchaser’s total or partial right of deduction into question for any reason whatsoever which would be attributable to the Vendor, the Vendor must repay the non-deductible VAT either unduly transferred to the Purchaser or rectified and made payable by the Purchaser.

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9.2	Transfer Regime

9.2.1	With regard to VAT

With regard to VAT, the Vendor repeats the declaration:

-	that it is subject to VAT within the meaning of Article 256 A of the French General Tax Code and that it will act as such in relation to this transfer;
-	that the Property Complex has been completed for more than 5 years as at the date hereof, such that its transfer is exempt from VAT pursuant to the provisions of Article 261 5, 2° of the French General Tax Code;
-	that it does not wish to exercise the option offered by 5° bis of Article 260 of the French General Tax Code for this transfer to be subjected to VAT;
-	and consequently that this transfer is not subject to VAT.

9.2.2	With regard to registration rights

The Property Complex has been completed for more than five years.

Consequently, the Sale shall be subject to the "Contribution de Sécurité Immobilière" (property transaction formalities fee) at the ordinary tax rate provided for by Article 1594 D of the French General Tax Code based on the price of SIXTY-SIX MILLION EURO (EUR 66,000,000.00)

The land registry tax calculation is based on the sale price of the Property Complexes, namely the sum of 66,000,000.00 Euros

Therefore a taxable base of €66,000,000.00.

9.2.3	Tax calculation

Amount to be paid:

€66,000,000.00 x 4.50% =	€2,970,000.00
€66,000,000.00 x 1.20% =	€792,000.00
€2,970,000.00 x 2.37% =	€70,389.00

TOTAL	€3,832,389.00

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9.3	Property capital gain

To meet the requirements of Article 74 SJ of Schedule II of the French General Tax Code, the Vendor represents, under its sole responsibility, that:

- the price of this sale is €66,000,000.00,

- it acquired, for a fee, the Property Complex subject hereof, following the merger treaty dated 20 November 2013 filed with Maître VERTHAMON, Notary in PARIS, on 17 March 2014; said treaty has been published under the terms of an additional deed dated 26 November 2014 received by Maître Laurent CASSIGNARD, Notary in PARIS, and under said deed the Property Complexes have been valued for "Contribution de Sécurité Immobilière" purposes at €66,000,000.00.

- for its income tax declarations, it relies upon Grandes Enterprises registered at 8 rue Courtois, PANTIN, identified under number 331 250 472,

- it has the status of listed property company (SIIC regulations) as provided for by Article 208 C of the French General Tax Code.

10.	LAND REGISTRY - OTHER PUBLICATIONS

10.1	Land Registry

This document shall be published at the Land Registry Office of the area in which the Property Complex is located.

10.2	Single formality

This document is subject to a single formality.

10.3	Nomination of business address for land registry purposes – Powers for compliance with formalities

10.3.1	Business address:

For land registry purposes and related postal communication and correspondence, the business address nominated by the Parties is the Notary Office specified above.

For mortgage entries to be validated in relation hereto, a specific business address has been nominated as the office of Maître Vincent AUDOIR, Notary in Paris (8th arrondissement), at 5 rue Alfred de Vigny.

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10.3.2	Powers for compliance with formalities

For the purposes of compliance with land registration formalities, the Parties, acting in their mutual interests, hereby grant all necessary powers to any authorised sworn clerk of the Notary Office specified above, with the option to act collectively or individually, to produce and sign any supplementary or corrective or amending documents hereto, to ensure that these comply with all mortgage, cadastral and civil status documents.

END OF STANDARDISED PART

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SECOND PART

11.	CONTEXT OF THE TRANSACTION

11.1	Economics of the transaction

The Vendor represents that its Information Package contains all of the information and documents in its possession relating to the legal, technical, tax, environmental and administrative status of the Property Complexes

The list of documents contained the Information Package is appended hereto.

(Schedule 4. – List of Information Package contents).

The Vendor has made available to the Purchaser, prior to the signing hereof, assisted by its advisers, the Information Package, in order to allow it to assess the Property Complexes, to carry out its own investigations and to understand the legal, technical, tax, environmental and administrative status of said Property Complexes, which the Purchaser expressly acknowledges.

The Purchaser represents that it has, itself or in the company of any experienced property experts, technicians or professionals and external advisers chosen and appointed by it, carried out an examination of the legal, tax, administrative, environmental and technical status of the Property Complexes. This examination specifically includes visits to the Property Complexes. Moreover, following the review of the Information Package, it was able to put additional questions to the Vendor.

The Purchaser represents that the Vendor’s capacity and the provision of the Information Package were determining factors in its option to formally record this agreement.

The Purchaser acknowledges (i) that this purchase shall be made without it being able to claim any warranty whatsoever from the Vendor, (ii) that it shall personally attend to the constraints, substandard performances and apparent or hidden defects of any kind of the Assets as it undertakes not to sue the Vendor in said respect, (iii) subject to the statutory warranties that the Vendor cannot escape, (iv) and subject to the benefit of the sole representations and warranties expressly and restrictively stipulated hereunder and in the Deed of Sale to be formally recorded to perform this agreement.

The Parties also represent that the agreements contained in this statement are an integral part of this Deed which forms an indivisible and inseparable whole with the agreements.

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11.2	Substitution in the benefit of the Promise to Sell

The conditions hereof were originally drawn up between the Vendor and the company known as ARC GLOBAL (LUXEMBOURG) HOLDINGS SARL, a Luxembourg company with share capital of 12,500 Euros, the registered office of which is in Luxembourg (L-1742), at 9A boulevard Prince Henri, registered in the Trade and Companies register of Luxembourg under number B 190960, following a notarised preliminary contact received by Maître Laurent CASSIGNARD, Participating Notary, with the participation of Maître Laurent HOSANA, Undersigned Notary, dated 15 October 2014.

Under the terms of this deed, ARC GLOBAL (LUXEMBOURG) HOLDINGS SARL has paid, by way of guarantee deposit, the sum of THREE MILLION THREE HUNDRED THOUSAND EURO (EUR 3,300,000.00).

Under the terms of an Amendment No. 1 dated 15 October 2014 in PARIS, received by Maître Laurent CASSIGNARD with the participation of Maître Laurent HOSANA, it replaced the company ARC GLOBAL HOLDCO LLC, Limited Liability Company of the state of DELAWARE (USA), the registered office of which is The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, 19808, DELAWARE (USA), identified with the Secretary of State of DELAWARE, where it is registered under reference 5219363.

This substitution was granted under the condition that a legal opinion was produced prior to 31 December 2014, confirming that company ARC GLOBAL HOLDCO LLC was not the subject matter of an insolvency procedure.

The Vendor represents that this condition has since been satisfied.

This deed also provided for an option of substitution.

Under the terms of an Amendment No. 2 dated 29 January 2015 in PARIS, received by Maître Laurent CASSIGNARD, with the participation of Maître Laurent HOSANA, it was specifically agreed between the Vendor and the company ARC GLOBAL HOLDCO LLC:

- that the company ARC GLOBAL HOLDCO LLC shall pay an additional deposit of THREE MILLION THREE HUNDRED THOUSAND EURO (EUR 3,300,000.00),

- that the sale completion date be extended to no later than 27 February 2015,

- that the conditions precedent of the substitution contained in Amendment No. 1 had since been satisfied.

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Following a substitution agreement dated 13 February 2015, the above company ARC GLOBAL HOLDCO LLC replaced the above company ARC GLOBAL (LUXEMBOURG) HOLDING SARL.

This agreement specified that any sum paid as locking-in compensation or guarantee deposit shall be the subject matter of a direct settlement between said companies.

Following a substitution agreement dated 27 February 2015, the above company ARC GLOBAL (LUXEMBOURG) HOLDINGS SARL was substituted by the Purchaser hereof.

This agreement specified that any sum paid as locking-in compensation or guarantee deposit shall be the subject matter of a direct settlement between the substitute and the Purchaser.

11.3	Novation

It is agreed by the Parties that the provisions of the Deed of Sale expressly form novation to any agreement or arrangement whatsoever that may be the result of email or postal correspondence prior to the signing hereof.

11.4	Confidentiality

No Party shall make any public announcement (by means of a published statement or any other means) relating to the existence, content or subject hereof, without the prior written approval of the other Party.

However, each Party may proceed with such an announcement, without the approval of the other Party, should the publication be required by law or under any regulation.

11.5	Costs

11.5.1	Principles

The Purchaser shall pay the fees, costs and rights arising from this Deed and its consequences.

11.5.2	Intermediary fees

Each Party shall pay only the sums that may be due to an intermediary that it has appointed pursuant hereto, such that the other shall never be troubled nor pursued.

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11.5.3	Expenditure

Aside from the costs associated with this Deed of Sale, each Party shall pay its own costs, fees and expenditure (including, without limitation, the expenditure and costs of its accounting, tax and legal advisers) incurred under the preparation and negotiation hereof.

12.	USE OF THE PROPERTY COMPLEXES

12.1	Lease status

12.1.1	Presentation of the lease status

The Property Complex is leased to the Tenant in accordance with the Lease.

The Purchaser expressly exempts the Undersigned Civil Law Notary from setting forth all terms and conditions of the Lease and all documents relating to the lease status of the Property Complex as they appear in the Information Package, declaring that it is familiar with these and shall personally attend thereto.

Subject to the contents of the Information Package, the Vendor represents that:

-	no sub-letting or business address has been agreed or authorised by it,
-	It has not entered into any agreement with the Tenant other than the Lease specified in the Information Package,
-	The Tenant is up to date with the payment of rent and charges under the Lease,
-	The Tenant has not served any notice of leaving.

The Purchaser expressly exempts the Undersigned Civil Law Notary from setting forth all terms and conditions of agreement as it represents that it is perfectly familiar with same having received copies thereof prior to today’s date.

The Purchaser is subrogated by the Vendor from this date in all its rights and obligations under the Lease. The Vendor acknowledges that from this date, it loses its capacity as lessor and consequently is forbidden from interfering in any manner whatsoever in the contractual relations between the Purchaser and the Tenants, except where stated otherwise in Clause 12.1.4 and the succeeding paragraph.

Reservation is made by the Vendor for any sums that may be due to it under rental payments, indemnities or charges relating to a period prior to the Purchaser taking possession.

The Vendor provides on this day to the Purchaser, the original copy of the Lease, for which the latter acknowledges receipt.

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The Purchaser undertakes to notify the Tenants of the transfer of the Property Complex within ten (10) Business Days from this day.

12.1.2	Guarantee deposits

The CREDIT DU NORD has issued the Vendor with a stand-alone first demand guarantee, dated 14 June 2012, for an amount corresponding to 3 months’ rent, excluding taxes, to guarantee it the payment of any amounts that the Tenant might owe to it.

This guarantee was the subject matter of the addenda dated 28 January 2013, 2 October 2014 and 28 October 2014.

The Vendor provides on this day to the Purchaser, the original of the guarantee and its addenda 2 and 3, for which the latter confirms receipt.

12.1.3	Pro rata of rents

The current total amount of annual rent excluding taxes and charges is €4,921,371.

The Vendor has received the total amount of rent due for the month of February 2015.

The Parties have on this day calculated the pro rata rent paid by the Tenant owed to the Purchaser for the period between this day and the last day of the current month.

The Vendor shall today pay to the Purchaser, via the accounts of the Undersigned and Participating Notaries, the amount of pro rata rent excluding taxes paid by the Tenant and owed to it, as it is indicated below in Clause 14.1.1A, namely the amount of TWENTY-NINE THOUSAND TWO HUNDRED AND NINETY-THREE EURO AND EIGHTY-EIGHT CENTS (EUR 29,293.88).

12.1.4	Charges – Adjustment

a)	Adjustment of charges in relation to previous years

The Vendor shall personally attend to the adjustment of charges for previous years.

b)	Adjustment of charges non-recoverable from Tenants for the current year

Non-recoverable charges likely to arise, as the case may be, due to legal or regulatory provisions and contractual stipulations shall be divided pro rata temporis between the Parties, namely:

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- the non-recoverable charges for the period prior to the Sale shall be borne by the Vendor;

- the non-rechargeable charges for the period after the Sale shall be borne by the Purchaser.

Said allocation shall be made directly between the Parties concomitantly with the adjustment of rechargeable rental charges.

The Parties shall come together at the end of the year to jointly determine the amount of non-rechargeable charges and payments to be made in order to comply with the aforementioned time apportionment allocation rule.

c)	Adjustment of charges recoverable from Tenants for the current year

A table has been drawn up by the Vendor and relevant to the date hereof, presenting a calculation of interim payments for charges and work collected from the Tenant since 1 January of the current year less the recoverable expenditure paid or to be paid by the Vendor for the same period, as well as the associated supporting documents.

(Schedule 5. – Calculation of interim payments for charges and recoverable expenditure paid or to be paid)

This calculation shows a positive balance of the sum of TWO HUNDRED AND FORTY-SIX THOUSAND EIGHT HUNDRED AND EIGHTY-FOUR EURO AND NINETY-FOUR CENTS (EUR 246,884.94), repaid to the Purchaser as indicated hereafter in Clause 14.1.1B.

In the event that the charges and taxes owed by the Tenant for the period after the Sale are paid to the Vendor after said date, it undertakes to refund them to the Purchaser within fifteen (15) Calendar Days of the cashing in thereof.

The Purchaser shall personally attend to the presentation of charges for the year 2015. It shall call from or pay to the Vendor, its share.

12.2	Contracts and utility contracts

The Vendor represents that it has not granted any display concession or authorisation to install a relay aerial on the Property Complexes to anyone whomsoever and in any form whatsoever. The Vendor has cancelled, at its own cost and its own responsibility, any management contract into which it may have entered in relation to the Property Complexes.

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The Vendor has provided to the Purchaser within the Information Package, all service and maintenance contracts relating to the Property Complexes.

The Purchaser shall personally attend to the continuation or termination of said contracts.

The Vendor recalls that there is no employment contract in place linking it directly with persons employed for the maintenance, security or operation of the Property Complex, pursuant to the provisions of Article L. 1224-1 of the French Employment Code.

12.3	Public access building

The Vendor declares that the Property Complexes do not come under the law on Public Access Buildings

12.4	Construction insurance

12.4.1	Contract

The Vendor represents that the Property Complexes are covered by a valid Builder's and Contractor's liability insurance, taken out in relation to the works that gave rise to the building permit and prior declarations referred to above in Clause 13.1.2 Particulars of documents obtained, and that there are no proceedings pending in relation to the implication of liabilities related to the ten year warranty.

The Vendor has taken out with AVIVA ASSURANCES, having its registered office at Bois Colombes 92271, 13 rue du Moulin Bailly, a global site insurance contract No. 75 067 861 on 23 October 2008 which took effect on 25 August 2008.

This insurance contract was the subject of a "of which this deed" on 4 December 2008.

The Vendor has paid the final premium related to said insurance contract, as confirmed by an attestation issued by AVIVA ASSURANCES on 18 September 2014 under the terms of which the Company stated that the date of receipt taken into account by its services was 24 March 2009.

Appended hereto after reference is a copy of:

- the special conditions of the global site insurance contract,

- the "of which this deed"

- the attestation dated 18 September 2014.

(Schedule 6. – Special conditions, "of which this deed" and attestation)

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The Purchaser represents that it is fully familiar with the related documents that it has received in the Information Package and represents that it will personally attend thereto.

In accordance with Articles L. 242-1 of the French Insurance Code and 1646-1 of the French Civil Code, the Purchaser is subrogated in the rights of the Vendor under the above insurance and under the property developers' civil liability policy.

12.4.2	Ongoing insured event

The Vendor represents that on this day there is no ongoing insured event in relation to the Property Complex.

As a result of the foregoing, the Purchaser acknowledges that it is well informed of the status of the Property Complex with regard to construction insurances taken out to cover the Property Complex and represents that it will personally attend thereto, without recourse against the Vendor.

13.	INFORMATION RELATING TO THE PROPERTY COMPLEXES

13.1	Urban planning

13.1.1	Principle

The Purchaser shall personally attend to, without recourse against the Vendor, the urban planning easements that may and might encumber the Property Complex or arise under laws, decrees or rulings in force or regional or local planning, extension or improvement plans.

13.1.2	Particulars of documents obtained

Appended hereto are the following documents for which the Purchaser acknowledges awareness both by its reading thereof and after consideration itself of the administrative documents as part of its examination of the Information Package:

-	urban planning memorandum issued by the Mayor of Rueil-Malmaison on 6 November 2014,
-	urban planning certificate issued by the Mayor of Rueil-Malmaison on 24 November 2014,
-	quarry memorandum dated 29 October 2014,
-	site plan.

(Schedule 7. – Urban planning documents)

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The Purchaser:

(i)	Expressly undertakes to personally attend to the payment of charges, fulfilment of requirements and compliance with public easements and other administrative limitations of the ownership rights referred to in this document of a purely informative nature, and of which it represents that it is aware;
(ii)	acknowledges that the Undersigned Notary has provided to it all additional clarifications on the scope, extent and effects of said charges, requirements and administrative limitations;
(iii)	represents that it has never obtained an urban planning certificate or the possibility of carrying out work, requiring the prior obtaining of a building permit, a condition hereof.

The Purchaser represents that it is perfectly aware of the above, and discharges the Vendor from any obligations thereto, and shall personally attend thereto.

13.1.3	Mines and quarries

Pursuant to the provisions of Article L. 154-2 of the French Mining Code, cited hereafter:

Article L. 154-2 of the French Mining Code:

“The vendor of land on the depths of which a mine has been in use is obliged to inform the purchaser in writing thereof. It shall also inform it, to the best of its knowledge, of the dangers or significant drawbacks that may result from the use thereof.

In the absence of this information, the purchaser may decide to cancel the sale, or to negotiate a part of the purchase price. It may also request, at the cost of the vendor, the removal of the dangers or drawbacks that compromise the normal usage of the land, as long as the cost of this removal is not disproportional to the purchase price.

The provisions of this Article also apply to any form of property transfer other than a sale.”

The Vendor represents that to the best of its knowledge, no mine or quarry present or past is or has been in use in the depths of the Property Complex.

13.1.4	Collective sanitation

The Vendor represents that the Property Complexes are connected to the public water network, but does not guarantee the compliance of the existing connection.

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13.1.5	Urban pre-emptive right

This disposition gives rise to the pre-emptive right established by Articles L. 211-1 et seq. of the French Town Planning Code.

The Vendor has offered to the pre-emptive right holder, the option to exercise the pre-emptive right of which this deed is the event giving rise, as confirmed by a declaration of intent to assign sent to the City of Rueil-Malmaison by registered letter with acknowledgement of receipt.

In a letter dated 6 November 2014, the holder of the pre-emptive right has confirmed its decision not to exercise this pre-emptive right.

The original of this letter is appended hereto after reference with a copy of the aforementioned declaration of intent to assign.

(Schedule 8. - Return letter of DIA dated 6 November 2014).

13.2	Terms and conditions

The Sale is granted and accepted under the following terms and conditions.

13.2.1	Quiet enjoyment

The Purchaser shall benefit from quiet enjoyment as provided for by Articles 1626 et seq. of the French Civil Code.

The Vendor represents:

•	that, on today’s date, there is no legal action for rescission, cancellation, requisition or compulsory purchase that may impair the right of disposal.
•	that, on today’s date, there is no non-cleared pre-emption right and any legal action that may impair the right of disposal.
•	that it has not conferred upon any person other than the Purchaser any right whatsoever arising from a preliminary contract, a letter of engagement, a preferential or pre-emptive right, a temporary lock-up clause, and that in general there is no impediment to this Sale.

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13.2.2	Conditions of Sale

A.	State of the Property Complex

The Property Complex is, subject to the provisions of this deed, sold, as accepted by the Purchaser, in the state in which it is found on this day without any warranty by the Vendor in particular in relation to the nature and state of the ground and sub-soil. The Purchaser may not bring any legal action for amounts paid by mistake (répétition) against the Vendor in this regard, aside from what may be specified hereunder.

B.	Taxes and charges

The Purchaser shall, from this day, pay the taxes, contributions and charges of any nature to which the Property Complex is or may be subject in accordance with the tax regulation in force; however, although still the sole responsibility of the owner on the date of 1 January, it is expressly agreed that the property tax, household refuse tax and annual tax on offices in the Ile-de-France region shall be divided prorata temporis between the Vendor and the Purchaser, should they not have been recovered from the Tenants.

In the case of the property tax and the household refuse tax:

The Purchaser undertakes to repay to the Vendor, in relation to the Property Complex for the year 2015, full amount of property tax and household refuse tax, these being fully recoverable from the Tenant.

The Vendor shall send to the Purchaser, upon its receipt thereof, a copy of the notice of taxes due relating to these taxes that shall be issued for the year 2015. This repayment, as defined above, shall be made within ten (10) Business Days from the day of receipt by the Purchaser of the aforementioned notice of taxes due.

Following this repayment, the Purchaser shall be subrogated in the right to require from the Tenants the payment of the property tax and the household refuse tax owed by them for the year 2015.

In the absence of payment by the Purchaser within the aforementioned ten (10) Business Days, the Purchaser shall be liable for interest of one per cent (1%) for each month of default, payable to the Vendor.

In the case of the annual tax on offices in the Ile-de-France region:

The Vendor represents that it has made within the legally prescribed time frame, the declaration of annual tax on offices in the Ile-de-France region for the year 2015, and the payment thereof.

A copy of the declaration form and proof of the payment of this tax is appended hereto after reference.

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(Appendix 9.: – Office tax 2015 declaration form and proof of its payment)

The Purchaser refunds to the Vendor on this day via the accounts of the Undersigned and Participating Notary, as it has indicated below in Clause 14.1.2, part of the annual tax on offices in the Ile-de-France region for the year 2015 in relation to the Property Complex, to the sum of TWO HUNDRED AND SEVENTY-SIX THOUSAND ONE HUNDRED AND SEVENTY-EIGHT EURO AND EIGHTY-TWO CENTS (EUR 276,178.82).

As a result of this payment, the Purchaser is subrogated in the right to require from the Tenant the repayment of the annual tax on offices in the Ile-de-France region owed by it for the year 2015, this tax being recoverable from the Tenant.

The balance of this tax shall be payable by the Purchaser to the Vendor on or before 31 March 2015.

The Parties agree that the newly established additional tax on parking spaces in the Ile-de-France region shall be declared and paid by the Purchaser within the legally prescribed time frame, namely prior to 1 September 2015.

C.	Insurance

1/ Reminder of legal provisions

The Undersigned Notary reminds the Parties that Article L. 121-10 of the French Insurance Code specifies the following:

"In the event (...) of assignment of an insured item, the insurance shall automatically continue in favour (...) of the purchaser (...). The purchaser, however (...) is permitted to cancel the contract".

2/ Agreement between the Parties

it is agreed between the Parties:

(i)	that the Vendor shall personally attend to, such that the Purchaser shall never be troubled nor pursued in relation thereto, the cancellation of fire and other risk insurances taken out by it, pursuant to the mandate hereby granted to it by the Purchaser,

(ii)	that the Purchaser shall personally attend to, at its own risk, the taking out of a new insurance policy.

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D.	Disputes and proceedings

The Vendor represents that it is not party to any pending court, arbitral or administrative proceedings in connection with the Property Complexes and that it has not received any notification or any letter containing a claim or an order in relation to the Property Complexes.

13.2.3	Easements

The Purchaser shall accept all negative, contractual or statutory, apparent or hidden, continuous or discontinuous easements that may and might encumber the Property Complex, except to challenge them and to enjoy positive easements, if any, at its own risks, without claim against the Vendor without this clause giving third parties more rights that they can prove under lawful title which is not time-barred or by law.

The Vendor represents that it has not granted any easement to the Property Complexes and that as far as it is aware it is not encumbered by any easement other than those arising from:

-	The natural situation of the premises,
-	The law.

Moreover, the Purchaser shall personally attend to all easements, obligations and constraints of an administrative nature and to town planning rules applicable to the Property Complexes as well as to the statutory or administrative easements and easements arising from the natural situation of the premises for the period after its purchase of the Property Complexes without any claim against the Vendor.

13.3	Technical Surveys

13.3.1	Technical survey file / General provisions

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Articles L. 271-4 to L. 271-6 of the French Building and Housing Code (Code de la Construction et de l’Habitation) relating to the technical survey file (hereinafter the “Technical Survey File”) which must be appended to the notarised deed of sale of all or part of a developed property.

B.	Contents of the Technical Survey File

The fact-finding reports, reports and surveys (hereinafter the “Reports”) constituting the Technical Survey File are the following:

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1.	The fact-finding report of the risk of exposure to lead provided for in Articles L. 1334-5 and L. 1334-6 of the French Public Health Code.
2.	The report mentioning the presence or absence of materials or products containing asbestos provided for in Article L. 1334-13 of the Public Health Code,
3.	The report on the presence of termites in the building provided for in Article L. 133-6 of the French Housing and Construction Code.
4.	The report on the interior gas installation provided for in Article L. 134-6 of the French Housing and Construction Code.
5.	Report on natural, mining and technological hazards provided for in paragraph 2 of I of Article 125-5 of the French Environmental Code, in the zones cited in said I of said Article.
6.	The energy efficiency survey provided for in Article L. 134-1 of the French Housing and Construction Code.
7.	The report on the indoor electrical installation provided for in Article L. 134-7 of the French Housing and Construction Code.
8.	The survey of the non-public sanitary facilities provided for in Article L. 1331-11-1 of the French Public Health Code.

C.	Statement of the Reports – Liability – Subrogation

The contact details of the authors of said Reports and the dates when they were drawn up are mentioned in the articles relating to the relevant regulations.

The Vendor recalls that, as far as it is aware, the Reports which together constitute the Technical Survey File were drawn up by persons with qualifications and with an organisation and suitable means as defined in Article L. 271-6 of the Building and Housing Code.

The Vendor does not warrant the content of the Reports constituting the Technical Survey File drawn up under the sole responsibility of their authors.

In addition, the Vendor represents that it subrogates the Purchaser, which it accepts, in rights and legal actions with regard to the authors of said Reports.

13.3.2	Anti- lead poisoning / Fact finding of the risk of exposure to lead

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Articles L. 1334-1 to L. 1334-12 and R. 1334-1 to R. 1334-13 of the French Public Health Code (Code de la Santé) relating to the combating of lead poisoning.

B.	Non application of the regulations

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As the Property Complex has no part for residential use, it does not fall within the scope of anti-lead poisoning regulations.

C.	Declarations

The Vendor represents that to be the best of its knowledge, no occupant of the Property Complex has suffered from lead poisoning.

The Purchaser represents that it will personally attend, without recourse against the Vendor, to the potential existence of lead in the Property Complex and to any risks of exposure to lead and all consequences of any nature that may arise therefrom.

13.3.3	Conditions relating to the law on termites and other wood-eating insects / Report on the presence of termites

A.	Review of texts

The Parties represent that they are perfectly familiar with the texts applicable to the protection of purchasers and owners of properties against termites and other wood-eating insects and, in particular, the provisions of Act No. 99-471 of 8 June 1999 codified in Articles L. 133-1 to L. 133-6 of the Building and Housing Code relating to the combating of termites.

B.	Report on the presence of termites

The Vendor has provided to the Purchaser a report on the presence of termites, as provided for in Article L. 133-6 of the French Housing and Construction Code (hereafter "the Termites Report") prepared on 23 September 2014 by the company known as BHA Environnement, the registered office of which is in CACHAN (94230), at 86 rue du Colonel Fabien, which has proved its legality in light of Article L. 271-6 of the French Housing and Construction Code by the production of a solemn attestation drawn up in accordance with Article R. 271-3 of said Code.

It has also proved its professional qualifications by means of a certificate of qualification drawn up by an accredited body and insurance covering its professional liability.

A copy of the Termites Report is appended hereto after reference.

(Schedule 10. – Parasite Report)

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13.3.4	Asbestos regulations

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Articles L. 1334-13 and R. 1334-14 to R. 1334-29 of the French Public Health Code applicable to developed properties whose building permit was issued prior to 1 July 1997 and relating to asbestos.

Said provisions describe, in relation to asbestos, the obligations incumbent on owners of developed properties.

Said obligations relate to:

-	the search for the presence of flocking, lagging and false ceilings containing asbestos in relation to the date of the building permit of the relevant properties (Articles R. 1334-15 and R. 1334-16 of the French Public Health Code);
-	the presentation of the technical asbestos file (hereafter the "Technical Asbestos File") (Articles R. 1334-25 to R. 1334-26 of the French Public Health Code). Once it has been drawn up, the Technical Asbestos File shall satisfy the obligation to search for the presence of flocking, lagging and false ceilings.
-	the production of a report confirming the presence or absence of materials containing asbestos (hereafter the Asbestos Report) (Article R. 1334-24 of the French Public Health code) upon the sale of a building.
-	when there is a Technical Asbestos File, the summary sheet contained in the Technical Asbestos File constitutes the Asbestos Report.

B.	Technical Asbestos File / Asbestos Report

The Vendor has provided to the Purchaser, a research and survey report on the conservation of materials and products containing asbestos prepared on 3 April 2014 by the company known as PROVEXI and concluded by a technical asbestos file drawn up by BHA Environnement on 11 September 2014.

A copy of these documents has been provided to the Purchaser, which it acknowledges, in the Information Package; a copy of these documents, with a copy of the insurance certificate and the qualification certificate of the author of the fact-finding reports are appended hereto after reference.

(Schedule 11. – Asbestos Report)

The Purchaser represents that it is fully aware of these documents and will personally attend to the status of the Property Complex with regard to the potential presence of materials containing asbestos.

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13.3.5	Report on the interior gas installation

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Article L. 134-6 of the Building and Housing Code relating to the protection of purchasers and owners of properties with an interior gas installation.

B.	Non application of the regulations

As the Property Complex has no part for residential use, the provisions of Article L. 134-6 of the Building and Housing Code are not applicable.

13.3.6	Condition of the indoor electrical installation

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Article L. 134-7 of the Building and Housing Code relating to the safety of indoor electrical installations.

B.	Non application of the regulations

As the Property Complex has no part for residential use, the provisions of Article L. 134-7 of the Building and Housing Code are not applicable.

13.3.7	Natural, mining and technological hazards

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of texts relating to information on major natural and technological hazards and in particular the provisions of Articles L. 125-5 and R. 125-23 to R. 125-27 of the French Environmental Code which includes, in particular, the obligation to append to a promise to sell or deed of sale of a property complex, a report on natural and technological hazards drawn up less than 6 months prior to the execution of the agreement, based on the information provided by the Préfet of the Mayor's department for the district in which the Property Complex is located (hereafter the “E.R.N.M.T”).

B.	Natural, mining and technological hazards report

The Vendor has provided to the Purchaser, who acknowledges it, the E.R.N.M.T. prepared on 8 September 2014, in accordance with the template defined by ministerial order.

A copy of the E.R.N.M.T. is appended hereto.

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(Appendix12.: E.R.N.M.T.)

C.	Declarations

•	Declaration of the Purchaser:

The Purchaser represents that it is perfectly aware of the contents of the E.R.N.M.T. and has had the opportunity to assess the nature of the potential risks disclosed by the E.R.N.M.T., recognising that by producing this E.R.N.M.T., the Vendor has fulfilled in full its obligations to inform on natural and technological hazards.

•	Declarations of the Parties relating to losses incurred following natural or technological disasters:

The Parties represent that they are perfectly familiar with the provisions of Article L. 125-5 of the French Environmental Code which provides as follows:

“IV – when a developed property sustained an incurred loss which gave rise to the payment of proceeds under Article L. 125-2 or Article L. 128-2 of the French Insurance Code (Code des assurances), the vendor or the lessor of the property is required to inform in writing the purchaser or the Lessee of any incurred loss that has occurred while it was the owner of the property or of which it itself was informed under these provisions. In the event of the sale of the property, said information is mentioned in the notarised agreement recording the completion of the sale.

V – In the event of non-compliance with the provisions of this article, the purchaser or the tenant may bring a legal action to cancel the agreement or request the court to decrease the price.”

•	Declaration of the Vendor:

The Vendor represents that:

-	since it has owned the Property Complex, the latter has not sustained any loss that gave rise to the payment of compensation under the provisions of Article L. 125-2 or Article L. 128-2 of the French Insurance Code;
-	it has not been informed under the provisions of Article L. 125-5 of the French Environmental Code of such an incurred loss having affected the Property Complex.

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13.3.8	Energy efficiency survey

A.	Review of texts

The Parties represent that they are perfectly familiar with the provisions of Article L. 134-1 to L. 134-5 of the French Housing and Construction Code which require that the Vendor provide the Purchaser with an energy efficiency survey of the Property Complex, which includes the quantity of energy actually used or estimated for a standard use of the Property Complex and a classification in relation to benchmarked values.

B.	Energy efficiency survey

The Vendor has provided the Purchaser with an energy efficiency survey drawn up on 14 March 2011 by SINTEO, which has proved its legality in light of Article L. 271-6 of the French Housing and Construction Code by the presentation of a solemn attestation drawn up in accordance with Article L. 271-3 of said Code.

A copy of this survey is appended hereto.

(Schedule 13. – Energy efficiency survey)

The Purchaser formally acknowledges same and represents that it shall personally attend thereto without claim against the Vendor.

13.4	Mandatory environmental authorisations

13.4.1	Regulation relating to Installations classified for environmental protection

A.	Reminder of legal provisions

The Parties represent that they have been perfectly informed by the Undersigned Notary of the provisions of Article L. 514-20 of the French Environmental Code in relation to Installations classified for environmental protection, hereafter cited:

“Article L. 514-20:

When a facility subject to authorisation or registration has been operated on the land, the Vendor of said land is required to inform the purchaser thereof in writing; it also informs it, insofar as it is aware, of the hazards or major drawbacks resulting from the operation.

If the Vendor is the operator of the facility, it shall also inform the purchaser if its business activity has involved the handling or storage of chemical or radioactive substances. The deed of sale shall attest that said formality has been carried out.

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Otherwise, and if pollution discovered renders the land unsuitable for the intended use specified in the contract, within a two year period as from the discovery of the pollution, the purchaser may opt to request the cancellation of the sale or to obtain a return of a part of the price. It may also request that the site be rehabilitated at the vendor’s expense when the cost of said rehabilitation does not seem to be out of proportion in relation to the sale price”.

Moreover, the undersigned civil law Notary recalls that it is also necessary to consider the issue of the treatment of excavated earth. It then becomes a movable and, if it is polluted, shall be subject to waste regulations. It must, in said respect, be evacuated to a category 1, 2 or 3 dump depending on the degree of pollution thereof (Act No. 75-633 of 15 January 1975 and Waste Elimination Act No. 92-646 of 13 July 1992).

B.	Consultation of existing data bases

1/ BASOL (database on polluted or partly polluted sites and ground that requires action by the public authorities as a preventive or remedial measure):

•	The consultation of the BASOL database has not revealed the existence of a site at the address of the Property Complexes.

2/ BASIAS (data base relating to the inventory of old industrial sites and service activities):

•	The consultation of the BASIAS database has revealed the existence of a site at the address of the Property Complexes, namely:

BP Service Station, and facility named “Renault, formerly Mobil Oil”

3/ MEEDDM (database on the inspection of classified facilities - site of the Ministry of Ecology, Sustainable Development and Energy),

A copy of searches is appended hereto after reference

(Schedule 14. – Environment)

C.	Declarations of the Parties

The Vendor declares to the Purchaser:

➢	That is not aware of any ground pollution that could prevent the continued operation of the Property Complexes in accordance with their intended use.

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➢	that it has personally never carried on a business activity on the land that gives rise to hazards or drawbacks for health or the environment (in particular, air, ground and underground water, ground and subsoil),

➢	That to its knowledge, Mobil Oil has not operated a facility subject to declaration, registration or authorisation for classified facilities within the Property Complexes.

➢	That there exists in the Property Complexes:

(i) thermal facilities for which SAGGEL NEXITY PROPERTY MANAGEMENT sent a declaration of operation to the Prefecture of Hauts de Seine on 24 September 2008.

A copy of the declaration file is appended hereto after reference

(Schedule 15. – Thermal facilities declaration)

ACTEVA sent a declaration of change of operator to the Prefecture of Hauts de Seine on 2 February 2010.

The Prefecture of Hauts de Seine issued a receipt of declaration of change of operator, of which a copy is appended hereto, on 20 September 2010; the succession in business took effect on 30 August 2010.

(Schedule 16. – Thermal facilities declaration and receipt of change of operator)

(ii) Refrigeration/compression facilities for which Centre Technique Renault sent a first declaration of change of operator to the Prefecture of Hauts de Seine on 23 February 2004;

A copy of the declaration file is appended hereto after reference

(Schedule 17. – Refrigeration facilities declaration)

SAGGEL NEXITY PROPERTY MANAGEMENT sent a copy of said declaration of change of operator declaration of change of operator to the Prefecture of Hauts de Seine on 10 April 2008.

The Prefecture of Hauts de Seine issued a receipt of declaration of change of operator, of which a copy is appended hereto, on 05 May 2008; the succession in business took effect on 07 April 2008.

ACTEVA sent a second declaration of change of operator to the Prefecture of Hauts de Seine on 5 February 2010.

The Prefecture of Hauts de Seine issued a receipt of declaration of change of operator, of which a copy is appended hereto, on 05 May 2010; the succession in business took effect on 04 January 2010.

(Schedule 18. – Declarations of change of operator of 2008 and 2010)

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➢	That to its knowledge the Property Complexes have not been the subject of any activity leading to the handling or storage of chemical or radioactive substances.

Moreover, the Vendor informs the Purchaser that MOBIL OIL FRANCE filed a declaration of operation Prefecture of Hauts de Seine in view of the operation of a service station.

Said service station is not located in the land footprint of the Property Complexes and is one of the plots of co-ownership to which the Property Complexes belong.

BP FRANCE sent a declaration of change of operator to the Prefecture of the Hauts de Seine on 30 May 1997.

The Prefecture of the Hauts de Seine issued a receipt of declaration of change of operator, of which a copy is appended hereto, on 30 May 1997; the succession in business took effect on 06 May 1997.

(Schedule 19. – Declaration and receipt of change of operator of 1997)

The above declarations are corroborated by:

an e-mail from the Prefecture of the Hauts de Seine dated 29 September 2014 and a letter from the Prefecture of the Hauts de Seine dated 6 October 2014

Provided in the Information Package and appended hereto after reference

(Schedule 20. – Email and letter from the Prefecture)

Under the terms of a recorded letter to Acteva dated 3 June 2014, the Office for the Environment and classified facilities issued a formal notice dated 3 June 2014 and requested that the supporting documents for the actions taken be sent to it.

The company known as Bureau Veritas prepared a report on the inspection of classified facilities on 1 December 2014, prior to the completion of works, which was updated on 29 January 2015.

Bureau Veritas prepared a report entitled "withdrawal of reservations following the inspection of refrigeration facilities dispersing water in an air flow cooling system" dated 23 February 2015, in relation to the withdrawal of non compliant items observed.

These documents are appended hereto after reference.

(Schedule 21. – Letter from the Prefecture dated 3 June 2014, Bureau Veritas reports, compliance report)

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The Purchaser:

•	represents that the Vendor has informed it of the environmental situation of the Property Complexes, in particular, it has provided to it the documents referred to above prior to the date hereof
•	waives, in consideration of the information provided to it, claiming under the provisions referred to in the third subparagraph of Article L. 514-20 of the Environment Code which authorises, if it does not have said information, to request that the Sale be cancelled or that a part of the price be returned or else that the site be restored at the Vendor’s expenses when the cost of said restoration does not seem to be out of proportion in relation to the price.

13.4.2	Legionnaires disease

A.	Review of texts

The Parties represent that they are fully aware of the provisions of texts relating to the prevention of risks linked to legionnaires disease in at risk facilities and in public access buildings and in particular Circular No. 98-771 of the Minister of Employment and Social Solidarity of 31 December 1998.

B.	At risk facilities

The Vendors represents that in the Property Complexes, there are facilities that require regular inspections for the presence of legionnaires disease.

As a result, appended hereto after reference, is a copy of all analysis reports prepared by the company known as A2A INGENIERIE, over the course of 2013 and 2014, the full list of which appears in the Information Package.

(Schedule 22. – Water analysis reports)

The Purchaser acknowledges that it has received, in the Information Package, details relating to the analysis reports carried out on the Property Complex, and declares that it will personally attend to the situation at the Property Complex in relation to the risk linked to legionnaires disease, without recourse against the Vendor.

13.5	Administrative authorisations – Work

The following information is not related in any way to the representations and warranties of the Vendor.

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13.5.1	Administrative authorisations

A.	Building permits
a.	Construction of the Property Complexes building permit No. PC 092-6.00325

The Property Complexes were built following the issuance of two building permit orders as follows:

- Order No. 20.414 bis issued 29 March 1967,

- Order No. 34.111 issued 8 August 1969.

These building permits orders authorised the construction of an office complex of five buildings.

The declaration of work completion was filed on 31 January 1973.

The certificate of conformity was issued by the City of Rueil-Malmaison on 30 April 2002.

Appended hereto after reference is a copy of:

- the building permit order of 8 August 1969,

- the compliance certificate dated 30 April 2002.

(Schedule 23. – Building permit order of 8 August 1969 and compliance certificate of 30 April 2002)

b.	2008 Rehabilitation work

On 19 March 2008, the Vendor filed a prior declaration of works to rehabilitate the Property Complexes with modification to the façades and the surrounding area.

This prior statement was completed on 9 April, 7 May and 4 June 2008.

An order of non-opposition was issued by the Mayor of the Municipality of Rueil-Malmaison on 13 June 2008 under number DP 920630804462.

Meanwhile, on 19 March 2008, the Vendor filed a building permit application file, to change the volume of the Property Complexes through a one-off demolition and the creation of a patio.

The building permit file was completed on 7 May and 4 June 2008.

An order for a building permit was issued by the Mayor of the Municipality of Rueil-Malmaison on 11 June 2008 under number PC 0920630802327.

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The orders of no objection to the prior declaration of work and building permits were displayed on site, as emerges from four reports drawn up by the professional partnership Daniel COCHIN and Pascal NUNES, which holds a Court Bailiff Office in Rueil-Malmaison (92500), on 18 July, 18 August 2008 and 21 August 2009.

The Mayor of RUEIL-MALMAISON issued for the building permit No. PC 0920630802327 a certificate of non-withdrawal and waiver of litigation dated 10 November 2014.

The work authorised under the building permit has been completed since 30 March 2009 as follows from the statement of completion and compliance of the work formalised by the Vendor on 19 May 2009.

Appended hereto after reference is a copy of:

- the order of non-opposition to the prior declaration of work of 13 June 2008,

- the building permit order of 11 June 2008,

- the three reports in relation to the display,

- certificate of non-withdrawal and waiver for the building permit No. PC 0920630802327,

- the completion certificate and compliance certificate for the work.

(Schedule 24. – 2008 rehabilitation work documentation)

c.	Prior declaration of work No. 0920630900028

The Vendor filed a prior declaration of work in view of the building of an enclosure on street side and separating limits on 11 February 2009.

The Mayor of Rueil-Malmaison issued a decision of non-objection on 21 April 2009.

Said prior declaration was displayed on the land as recorded by SCP Daniel COCHIN and Pascal NUNES, holder of a judicial officer’s office in Rueil-Malmaison 92500, pursuant to a fact finding report of 11 May 2009.

The Vendor declares it has not been notified of any amicable or litigious recourse or of any withdrawal of this prior declaration and the building permit pursuant to article R 600-1 of the Urban Planning Code.

Appended hereto after reference is a copy of:

- the decision of non-opposition to the declaration of work,

- the report relating to the display.

(Schedule 25. – Prior declaration of work documentation)

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d.	DAACT – Attestation of non-contesting of compliance

An attestation of non-contesting of the declaration attesting completion and the compliance of work was issued by the Town Hall of Rueil-Malmaison on 21 October 2014 for building permit No. PC 0920630802327 issued on 11 June 2008 and for prior declaration No. DP 920630804462 being the subject of a declaration of non-opposition dated 13 June 2008.

A copy of this attestation is appended hereto after reference.

(Schedule 26. – Attestation of non-contestation of compliance)

Moreover, the Vendor represents that it has not sent the declaration attesting the completion and compliance for the prior declaration of work No. PC 0920630900028.

The Purchaser represents that it has been fully informed of the situation and shall personally attend thereto without claim against the Vendor.

B.	Offices premises creation tax

A decision to introduce an offices premises creation tax in the Ile-de-France region on 8 August 1969 (number R69/57) was issued for the construction of the Property Complexes, for a usable surface office area liable for the tax of 14,079 m² at a rate of 200 francs/m², equal to the sum of 2,815,800 francs.

A copy of this tax decision is appended hereto after reference.

(Schedule 27.– Offices premises creation tax)

C.	Office approval

An approval order for the erection of the Property Complexes was issued by the Ministry for the Environment and the living environment on 30 March 1965, in relation to the building of premises of a built-up floor area of 14,946 m².

A copy of this order is appended hereto after reference.

(Schedule 28. – Office approval)

13.5.2	As-built record

The Vendor represents that work which is liable to fall within the scope of Act No. 93-1418 of 31 December 1993 was carried out on the Property Complexes and that the building of the Property Complexes predates the taking effect of said Act.

As a result, the Vendor has produced the as-built record prescribed by the aforementioned regulation.

A copy of the as-built record is appended hereto after reference.

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(Schedule 29. – As-built record)

The Purchaser represents that it is perfectly familiar with the as-built record that it has received in the Information Package and represents that it will personally attend thereto.

13.6	Root of tile

13.6.1	Immediate root of title

The Property Complexes belong to the company known as FONCIERE DE PARIS SIIC following the general meeting held on 20 November 2013 approving the merger treaty dated 20 November 2013 by said company of the company known as FONCIERE PARIS-France, a public limited company (société anonyme) the registered office of which is in PARIS (7th arrondissement), at 43 rue Saint-Dominique, identified in SIREN under number 414 877 118 RCS PARIS.

The documents relating to the merger treaty were filed with Maître Victor de VERTHAMON, Notary in PARIS, on 17 March 2014.

Said merger treaty was completed under conditions precedent, the fulfilment of which was noted under the terms of a deed received by Maître Victor de VERTHAMON, Notary in PARIS, on 17 March 2014.

For the requirements of property registration, an additional deed relating to the transfer by FONCIERE PARIS-FRANCE in favour of FONCIERE DE PARIS SIIC was received by Maître Laurent CASSIGNARD on 26 November 2014, and published at the NANTERRE 1 Land Registry Office, 8 December 2014, volume 2014P, number 7561.

13.6.2	Earlier root of title

The earlier root of title is reported in a note appended hereto after reference

(Schedule 30. – Note on the earlier root of title)

13.6.3	Submission of titles

The Vendor shall not be responsible for the presentation of any previous ownership title to the Purchaser who shall remain subrogated in all rights to the Vendor to issue at its own expense to the Purchaser any copy of extracts of deeds or judgments affecting the Property Complex.

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It acknowledges that the Vendor has fulfilled its obligation to hand over the Property Complex under the terms of Article 1605 of the French Civil Code; consequently, the Purchaser renounces any rescissory action and in particular that of Article 1610 of the French Civil Code.

13.7	Mortgage status

13.7.1	Mortgage status report:

A mortgage status report issued by the NANTERRE 1 Land Registry Office dated 12 January 2015, a copy of which is appended hereto, revealed the existence of no lien or mortgage incumbent upon the Property Complex.

(Schedule 31. – Mortgage status report)

The Vendor represents that to his knowledge the mortgage status has not been amended since the date of issue of the above mortgage status report.

13.7.2	Ancillary agreements on real rights that may encumber the Property Complex

If since the publication of the Sale, the mortgage status report issued following this formality had revealed the existence of registrations, rights, transcripts, previous advertisements or notices incumbent upon the Property Complex, in the name of the Vendor or prior owners, said Vendor must return, at its own cost, the deletion and certificates attesting to such deletion or the rejection of the transcripts or advertisements or notices in the month in which it is notified thereof, at its elected business address.

14.	FINANCIAL RELATIONS BETWEEN THE PARTIES

All financial flows operated under this Clause shall be via the accounts of the Undersigned and Participating Notaries.

14.1	Pro rata of accounts

14.1.1	Lease status

A.	Pro rata of rents

The Parties have today calculated the pro rata of rents paid by the Tenants owed to the Purchaser for the period between this day and the last day of the current month; its total amount is TWENTY-NINE THOUSAND TWO HUNDRED AND NINETY-THREE EURO AND EIGHTY-EIGHT CENTS (EUR 29,293.88) excluding taxes, the sum of which the Vendor has paid today, via the accounts of the Undersigned and Participating Notaries, to the Purchaser, who acknowledges receipt thereof.

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The Vendor authorises the Participating Notary to debit the sum of TWENTY-NINE THOUSAND TWO HUNDRED AND NINETY-THREE EURO AND EIGHTY-EIGHT CENTS (EUR 29,293.88) from the price, to pay this to the Purchaser via the accounts of the Undersigned and Participating Notaries.

B.	Charges

The Parties have today calculated the charges recoverable from the Tenants with regard to the current year; the total amount to be paid to the Purchaser is TWO HUNDRED AND FORTY-SIX THOUSAND EIGHT HUNDRED AND EIGHTY-FOUR EURO AND NINETY-FOUR CENTS (EUR 246,884.94).

The Vendor authorises the Participating Notary to debit the sum of TWO HUNDRED AND FORTY-SIX THOUSAND EIGHT HUNDRED AND EIGHTY-FOUR EURO AND NINETY-FOUR CENTS (EUR 246,884.94) from the price, to be paid to the Purchaser via the accounts of the Undersigned and Participating Notaries.

14.1.2	Tax: annual tax on offices in the Ile-de-France region

The Purchaser shall refund to the Vendor on this day part of the annual tax on offices in the Ile-de-France region for the year 2015 in relation to the Property Complex, to the sum of TWO HUNDRED AND SEVENTY-SIX THOUSAND ONE HUNDRED AND SEVENTY-EIGHT EURO AND EIGHTY-TWO CENTS (EUR 276,178.82).

The Purchaser authorises the Undersigned Notary to debit from the above sums to be paid to the Purchaser the sum of TWO HUNDRED AND SEVENTY-SIX THOUSAND ONE HUNDRED AND SEVENTY-EIGHT EURO AND EIGHTY-TWO CENTS (EUR 276,178.82).

14.1.3	Receipt

Following the receipt of the above payments, the Parties give mutual receipt without restriction of the sums paid.

14.2	Pro rata summary table

	To be paid by the Vendor		To be paid by the Purchaser
Rent	EUR	29,293.88
Charges recoverable from the Tenant for the current year	EUR	246,884.94
Annual tax on offices			EUR	276,178.82

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14.3	Origin of funds

The Purchaser represents that it has funded the payment of the price using its own equity and bank borrowings.

In accordance with the provisions of Articles L. 561-1 to L. 574-3 of the French Monetary and Financial Code relating to anti-money laundering, of which the Purchaser confirms full knowledge, the Purchaser represents:

-	that the funds used and to be used by it are not derived from drug trafficking, from fraud affecting the financial interest of the European Communities, from corruption or organised crime or that may relate to the financing of terrorism (Article L. 562-2, 1°);

-	that the transactions planned herein are not associated with funds that may derive from drug trafficking, from fraud affecting the financial interest of the European Communities, from corruption or organised crime or that may relate to the financing of terrorism (Article L. 562-2, 2°).

14.4	Anti-money laundering

In order to satisfy the prescriptions of Articles L. 561-1 to L. 574-3 of the French Monetary and Financial Code relating to anti-money laundering, the Purchaser has produced prior hereto, in order to satisfy the internal procedures of the Vendor, a duly completed questionnaire containing company and financial information.

14.5	Foreign investments

The Undersigned Notary has reminded the Purchaser with regard to the acquisition transaction that it is completing, of its obligation:

(i) to inform for statistical purposes to the services of the Banque de France, Managing Director of Studies and International Relations, Department of Payment Balance, 31 rue Croix des Petits Champs, 75001 PARIS, pursuant to the provisions of Article R. 152-3 of the French Monetary and Financial Code.

(ii) to declare to the services of the Treasury Department, Ministry for the Economy, Finance and Employment, at 139 rue de Bercy, 75572 Paris Cedex 12, pursuant to the provisions of Article R. 152-4 of the French Monetary and Financial Code.

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The Purchaser acknowledges receipt of all information and clarifications from the Undersigned Notary with regard to its obligations to inform and declare. It also represents that it is in possession of a copy of the order number 2003-196 dated 7 March 2003 relating to the fixing of certain terms of the decree No. 2003-196 of 7 March 2003 regulating foreign financial relations, containing information and declarations to be provided to the relevant services.

Lastly the Purchaser represents that it shall proceed itself with said information and declaration and exempts the Undersigned Notary from proceeding therewith.

15.	MISCELLANEOUS PROVISIONS

15.1	Statutory information

In accordance with Section 32 of the French Data Protection Act “Loi No. 78-17 Informatique et Libertés” of 6 January 1978 as amended, the notary’s office has a data processing system to carry out notarial activities, in particular, formalities of deeds. To such end, the notarial firm shall be required to store data relating to the Parties and to disclose such data to certain authorities, inter alia to the land registry for the purposes of registration of deeds of sale, and for cadastral, accounting and tax purposes. Each party may exercise its rights to access and correct the data relating to it by contacting the ADSN: Data Protection Service, 95 avenue des Logissons, 13107 VENELLES, cpd-adsn@notaires.fr, 0820.845.988. For the sole deeds relating to property transfers, certain data on the property and its price, unless one of the parties objects to the office, shall be recorded in a property data base for statistics.

15.2	Affidavit

The Parties confirm, subject to the penalties laid down by Article 1837 of the French General Tax Code, that the Deed of Sale represents the full price; they acknowledge that they have been informed by the Undersigned Notary of the penalties incurred in the event of any inaccuracy in this confirmation.

The Undersigned Notary confirms that to its knowledge, this deed has not been amended nor conflicts with any other counter letter containing an increase in price.

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15.3	Correspondence - Notifications

15.3.1	Principle

Unless expressly specified otherwise, any notification to be issued pursuant hereto must be made either by fax or by electronic mail, both of which must be confirmed by registered letter with acknowledgement of receipt or by an extra judicial document.

In the event of notification by registered letter with acknowledgement of receipt, the first presentation of the registered letter shall be deemed receipt and therefore notification to the addressee.

These notifications shall be made for the attention of the following persons at the addresses appearing in the above "Business address" clause:

Vendor	Purchaser
Company name: FONCIERE DE PARIS SIIC 43 rue Saint-Dominique 75007 PARIS For the attention of: Mrs Corinne LAKHOVSKY Tel: 01.53.70.77.77 E-mail: lakhovsky@foncieredeparis.fr

Company name: ARC GLOBAL II RUEIL

12 rue de la Chaussée d'Antin

75009 Paris

For the attention of: Mr Jamal DUTHEIL

Tel: +44 (0)203 0111 593

Fax. +44 (0)203 0111 573

Email: Jamal.Dutheil@moorparkcapital.com

The above addresses and names of persons authorised to receive notifications may be amended by the Parties by way of notification to the other party, under the conditions specified in this clause, of the new address or name of the new authorised persons. In all cases, the business address must be in metropolitan France to the exclusion of any business address outside thereof.

15.3.2	Time frames

For the determination of time frames, the provisions of Articles 641 and 642 of the French Civil Procedure Code must be applied.

15.3.3	Governing LAW – JURISDICTION

The Sale is governed by French law pursuant to which it shall be interpreted.

Any dispute arising from the Sale shall be submitted to the competent court within the jurisdiction of the Paris Appeal Court.

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AS RECORDED on fifty (50) pages.

The Deed of Sale was prepared by the Undersigned Notary.

The persons party thereto or their representative(s), have been met by him and their signatures obtained by him.

And following the reading hereof by the Notary, the Parties to the Deed of Sale or their representative and the Notary have signed.

The Parties acknowledge that their initials and signatures on the documents appended hereto are theirs, wishing that on said account they acquire the same authenticity as if they had appeared in full in the body of the Deed of Sale.

Number of:

words overstruck as inapplicable:

lines overstruck as inapplicable:

figures overstruck as inapplicable:

blanks barred with black:

references:

Vendor

Purchaser

Notary

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